American Assets Trust, Inc. Announces Management Realignment; John W. Chamberlain Resigns as President and Chief Executive Officer
Company Release -9/14/15
SAN DIEGO -American Assets Trust, Inc. (NYSE:AAT) (the “Company”) announced today that John W. Chamberlain has resigned as the Company’s President and Chief Executive Officer and member of the Company’s Board of Directors, effective September 14, 2015, to pursue other business and personal opportunities. Ernest Rady has assumed the role of President and Chief Executive Officer of the Company, effective September 14, 2015.
“John has been truly instrumental in the success and leadership of American Assets over the past 27 years,” stated Mr. Rady. “He has been a great partner and on a personal level, a great friend of mine. I would like to thank him for all of his efforts in helping to build this successful enterprise with such incredible properties and hardworking, dedicated employees. I wish him every success in his future and appreciate his willingness to make himself available for advice and assistance following his resignation. Separately, rest assured that I remain steadfast in my commitment to American Assets and have every confidence that our executive team can continue to provide best-in-class management of American Assets and its properties.”
As a result of Mr. Chamberlain’s departure, the Company expects to record a severance charge of approximately $0.04 per diluted share in the third quarter of 2015 and the Company expects to update its 2015 guidance together with the release of third quarter earnings in November 2015.
About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. For over 40 years, the Company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The Company's retail portfolio comprises approximately 3.1 million rentable square feet, and its office portfolio comprises approximately 2.7 million square feet. In addition, the Company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. In 2011, the Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters.  While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance.  For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled "Risk Factors" in the Company's annual report on Form 10-K filed on February 20, 2015 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.  The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.
Source: American Assets Trust, Inc.
Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607